Exhibit 99.2

SG Blocks Portable Multi-Story Office Systems Used On
U.S. Navy Aircraft Carriers in Dry Dock

 $1.5M contract awarded to SG Blocks, Inc.

 New York, October 15, 2013 – SG Blocks, Inc. (“SG Blocks” or the “Company”) (OTCQB: SGBX), a provider of innovative construction solutions utilizing code-engineered cargo shipping containers, has executed a $1,500,000 agreement with a U.S. Navy contractor for an additional delivery of the unique SG Blocks multistory hoteling system that it will lease to the U.S. Navy for use aboard aircraft carriers during dry dock.   The multistory structures will be used by civilian contractors for office space and other purposes during ship maintenance and repairs and is expected to accelerate ship restoration time.  Under this contract, SG Blocks anticipates delivering 25 new structures and refurbishing 7 SG Blocks structures delivered under prior orders.  Since 2010, SG Blocks has delivered 46 similar structures to the same contractor for use by the U.S. Navy.

“We continue to execute well on our strategy to grow the Company and expand our client base with government, military, commercial, and residential clients. This additional engagement involving our unique building solutions illustrates the confidence the U.S. Navy has in the quality and design of our construction. The continued growth in other segments of the market validates the increase in appeal and application of our designs and building methods,” said Paul Galvin, CEO of SG Blocks.

About SG Blocks:

SG Blocks is a leading supplier of innovative commercial and private environments utilizing code-engineered cargo shipping containers.  Servicing some of the world’s biggest companies and government agencies, SG Blocks produces cost effective container-construction technology that exceeds many standard building code requirements.  SG Blocks works with developers, architects, builders and owners to achieve faster execution, stronger high-value buildings, and greener construction. For more information, visit www.sgblocks.com.

Contact:

Jennifer Strumingher
(212) 520-6216

Cautionary Note Regarding Forward-Looking Statements:

Information in this press release that involves the expectations, plans, intentions or strategies of the Company regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In this release, they are identified by references to dates after the date of this release and words such as "will," "remains," "to be," "plans," "believes," "may," "expects," "intends," and similar expressions. Factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include, but are not limited to, the timing and successful completion of the engagement.  The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.